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                                                                    EXHIBIT 99.1

TUESDAY SEPTEMBER 12, 6:27 PM EASTERN TIME
PRESS RELEASE

SOURCE: EduTrek International, Inc.

EDUTREK INTERNATIONAL ANNOUNCES CAPITAL INFUSION

ATLANTA, Sept. 12 /PRNewswire/ -- EduTrek International, Inc. (OTC BB: EDUT.OB), operator of American InterContinental University ("AIU"), today announced that it has received a capital infusion of $2.5 million from four investors, including Steve Bostic, the Company's Chairman and Chief Executive Officer. The Company sold to the investors an aggregate of 1,379,311 shares of the Company's Class A Common Stock at $1.8125 per share (the closing price of the Common Stock on September 8, 2000). Each investor also acquired the right to purchase, under certain circumstances, beginning April 1, 2001, an additional 0.3333 share of the Company's Class A Common Stock for each share that it purchased today at the same purchase price, $1.8125 per share.

Mr. Bostic stated, "This equity infusion demonstrates our confidence in the Company's future and the viability of our unique programs in technology and e-business. The infusion, which relieves our short-term liquidity situation, will allow senior management to focus on running our campus operations and improving shareholder value."

In support of management's plans to restructure its bank indebtedness, the bank has agreed to amend the Company's Credit Agreement to facilitate the $2.5 million capital infusion and to achieve other financial objectives. This amendment includes: (1) extending the maturity of the Line "B" revolving line of credit from September 30, 2000 to November 30, 2000, and (2) waiving events of default with respect to three financial covenants for the period from July 31, 2000 to and including November 30, 2000. In consideration the Company has agreed to pay an arrangement fee of $250,000, which the bank has agreed to waive if the total obligations are paid in full, or refinanced, in a form acceptable to the bank on or before November 30, 2000.

The Company previously announced that it was engaged in discussions with two different groups with respect to either the merger of the Company with one of the groups or an equity investment by the other group. The Company remains in these discussions.

EduTrek, through the American InterContinental University ("AIU"), is a leading provider of career-oriented and internationally-focused higher education programs. AIU is accredited by the Commission on Colleges of the Southern Association of Colleges and Schools ("SACS"). The Company operates campuses in Atlanta (Buckhead and Dunwoody), Miami, London, Los Angeles, Washington, D.C., and Dubai, United Arab Emirates, with curricula focusing on information technology, international business, multimedia communications, art and design.

Safe Harbor Statement -- Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. These "forward-looking statements" include statements relating to the Company's expected future financial results and liquidity position and plans for addressing the Company's liquidity difficulties, including the current merger negotiations. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, regulatory matters, economic conditions, competition, risks inherent in negotiating change of control transactions and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

SOURCE: EduTrek International, Inc.